Exhibit 5.1

Forbes Hare LLP 5 King’s Bench Walk Temple, London EC4Y 7DN United Kingdom

Portage Biotech Inc. Clarence Thomas Building, Road Town, Tortola, British Virgin Islands

31 October 2023

Dear Sirs

Portage Biotech Inc. (the “Company”)

We have acted as counsel as to British Virgin Islands law to the Company in connection with its registration statement on Form F-1 (the “Registration Statement”), filed on the date hereof with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the resale, from time to time, by the selling stockholders listed in the Registration Statement (the “Selling Stockholders”), of up to 9,631,580 ordinary shares of the Company, without par value (the “Shares”), consisting of (i) up to 3,157,895 ordinary shares (the “Series A Warrant Shares”) issuable upon the exercise of warrants (the “Series A Warrants”); (ii) up to 3,157,895 ordinary shares (the “Series B Warrant Shares”) issuable upon the exercise of warrants (the “Series B Warrants”); (iii) up to 3,157,895 ordinary shares (the “Series C Warrant Shares” and together with the Series A Warrant Shares and the Series B Warrant Shares, the “Private Warrant Shares”) issuable upon the exercise of warrants (the “Series C Warrants” and together with the Series A Warrants and the Series B Warrants, the “Private Warrants”) issued to a certain Selling Stockholder in a private placement that closed on 3 October 2023 (the “Private Placement”) and (iv) up to 157,895 ordinary shares (the “Placement Agent Warrant Shares” and together with the Private Warrant Shares, the “Shares”) issuable upon the exercise of warrants (the “Placement Agent Warrants” and together with the Private Warrants, the “Warrants”) issued to certain of the Selling Stockholders as designees of the Company’s placement agent as compensation in connection with the Registered Direct Offering (as defined in the Registration Statement) and the Private Placement.

Forbes Hare LLP is a limited liability partnership established in England with number OC380080	Page 1of 4

1.	Documents Reviewed

We have reviewed originals, copies or drafts of the following documents:

1.1.	The public records of the Company on file and available for public inspection at the Registry of Corporate Affairs in the British Virgin Islands (the "Registry of Corporate Affairs") on 30 October 2023 including:

a)	the Company’s Certificate of Incorporation; and

b)	the Company’s amended and restated Memorandum and Articles of Association.

1.2.	A certificate of good standing dated 25 October 2023 issued by the Registrar of Corporate Affairs, with respect to the Company (the “Certificate of Good Standing”).

1.3.	A Registered Agent’s Certificate dated 25 October 2023 issued by FH Corporate Services Ltd., the Company’s registered agent (the “Registered Agent’s Certificate").

1.4.	The records of proceedings on file with and available for inspection on 30 October 2023 at the British Virgin Islands High Court Registry.

1.5.	The resolutions of the board of directors of the Company passed via written consent on 29 September 2023 (the “Resolutions”).

1.6.	The executed Warrants.

1.7.	The Securities Purchase Agreement dated 29 September 2023, between the Company and the Purchaser Signatory thereto.

1.8.	The Engagement Letter dated 26 August 2023, between the Company and H.C. Wainwright & Co., LLC.

2.	Assumptions

In giving this opinion we have assumed, without further verification, the completeness and accuracy of the Registered Agent’s Certificate and the Certificate of Good Standing and that the information contained in such certificates remains accurate as at the date of this opinion. We have also relied upon the following assumptions, which we have not independently verified:

2.1.	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2.	All signatures, initials and seals are genuine.

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2.3.	The accuracy and completeness of all factual representations expressed in or implied by the documents we have examined.

2.4.	The Warrants are legal, valid, binding and enforceable against all relevant parties in accordance with their respective terms under the laws of the State of New York and all other relevant laws, other than the laws of the British Virgin Islands.

2.5.	The power, authority and legal right of all parties under all relevant laws and regulations other than, with respect to the Company, the laws of the British Virgin Islands, to execute, deliver and perform their respective obligations under the Warrants.

2.6.	The Resolutions remain in full force and effect and have not been revoked.

2.7.	That the Company is not conducting a "regulated activity" under a "financial services enactment" as defined under the Regulatory Code, 2009 (as amended).

2.8.	That the Company is in compliance with the British Virgin Islands Economic Substance (Companies and Limited Partnerships) Act 2018 (as amended).

2.9.	There is nothing under any law (other than the law of the British Virgin Islands) which would or might affect the opinions hereinafter appearing. Specifically, we have made no independent investigation of the laws of the State of New York.

3.	Opinion

Based upon, and subject to, the foregoing assumptions and the qualifications set out in section 4 below, and having regard to such legal considerations as we consider relevant, we are of the opinion that:

3.1.	The Company is a company limited by shares and registered under the BVI Business Companies Act “2020 Revision”, as amended (the "Act"), in good standing at the Registry of Corporate Affairs and validly existing under the laws of the British Virgin Islands, and possesses the capacity to sue and be sued in its own name.

3.2.	The Company is authorised to issue an unlimited number of shares of no par value of one single class.

3.3.	Subject to due exercise of the Warrants in accordance with their terms, each of the Shares will, when issued by the Company upon receipt of appropriate payment or other satisfaction of the related exercise price in accordance with such terms and conditions of the Warrants and duly registered in the Company’s register of members (shareholders), be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Shares).

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4.	Qualifications

The opinions expressed above are subject to the following qualifications:

4.1.	To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registry of Corporate Affairs.

4.2.	The obligations of the Company may be subject to restrictions pursuant to United Nations sanctions or United Kingdom sanctions as extended to the British Virgin Islands by Order of His Majesty in Council.

4.3.	We make no comment with regard to the references to foreign statutes in the Warrants.

4.4.	This opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the British Virgin Islands which are in force on the date of this opinion.

5.	Consents

In connection with the above opinion, we hereby consent to the filing of this legal opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters”.

This opinion may be relied upon by the addressee only. It may not be relied upon by any other person except with our prior written consent.

This opinion is limited to the matters detailed herein and is not to be read as an opinion with respect to any other matter.

Yours faithfully

/s/ Forbes Hare LLP

Forbes Hare LLP